Exhibit 99.1

Inotiv, Inc. Announces Third Quarter Fiscal 2021 Financial Results

WEST LAFAYETTE, IN, August 11, 2021 – Inotiv, Inc. (NASDAQ: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services, today announced financial results for the three months (“Q3 FY 2021”) and nine months (“9M FY 2021”) ended June 30, 2021.

Q3 FY 2021 Highlights

•

Revenue grew 45.2% to $22.9 million, from $15.8 million during the three months ended June 30, 2020 (“Q3 FY 2020”), driven by internal growth of $2.9 million and two months of incremental revenue from HistoTox Labs, Inc. (“HistoTox Labs”) and Bolder BioPATH, Inc. (“Bolder BioPATH”) totaling $4.3 million.

•	Gross profit increased 51.0% to $7.6 million, from $5.1 million in Q3 FY 2020, reflecting higher revenue and a 128 basis point expansion in gross margin to 33.4%.
•

Operating loss totaled $(1.7) million, compared to an operating loss of $(477,000) in Q3 FY 2020, reflecting an increase in operating expenses, which more than offset higher gross profit on higher revenue. The increase in operating expenses reflects higher strategic investment in unallocated corporate general and administrative expense (“G&A”) to support additional future revenue growth, which included recruiting and relocation expense, higher compensation expense (including non-cash stock compensation),  transaction costs related to the acquisitions of HistoTox Labs and Bolder BioPATH, an increase in sales commissions due to higher sales awards and an increase in startup costs for internal investments in new service offerings.

•	Net loss was $(2.3) million, or $(0.15) per diluted share, compared to a net loss of $(879,000), or $(0.08) per diluted share, in Q3 FY 2020.
•	Adjusted EBITDA increased 147.7% to $2.2 million, from $894,000 in Q3 FY 2021.
•	Book-to-bill ratio of 1.53x for services business.
•	Ending backlog of $62.0 million, up 15.0% compared to $53.9 million at March 31, 2021, and up 68.0% from $36.9 million at June 30, 2020.

9M FY 2021 Highlights

•

Revenue grew 33.2% to $59.5 million, from $44.7 million during the nine months ended June 30, 2020 (“9M FY 2020”), driven by internal growth of $10.5 million and two months of incremental revenue from HistoTox Labs and Bolder BioPATH totaling $4.3 million.

•	Gross profit increased 43.3% to $19.8 million, from $13.8 million in 9M FY 2020, reflecting higher revenue and a 236 basis point expansion in gross margin to 33.3%.
•

Operating loss totaled $(2.2) million, compared to an operating loss of $(1.7) million in 9M FY 2020, reflecting an increase in operating expenses, which more than offset higher gross profit on higher revenue.

•	Net loss was $(3.4) million, or $(0.27) per diluted share, compared to a net loss of $(2.9) million, or $(0.27) per diluted share, in 9M FY 2020.
•	Adjusted EBITDA increased 92.2% to $5.0 million, from $2.6 million in 9M FY 2020.
•	Book-to-bill ratio of 1.40x for services business.

Significant Events during Q3 FY 2021

•

On April 23, 2021, closed an underwritten public offering of 3,044,117 common shares. All of the shares were sold at a price to the public of $17.00 per share. Net proceeds to the Company from the offering were approximately $49.0 million, after deducting the underwriting discount and estimated offering expenses.

•	On April 30, 2021, announced $28.0 million in additional debt financing from First Internet Bank of Indiana and completed the acquisition of substantially all of the assets of HistoTox Labs.
•	On May 3, 2021, consummated the acquisition by merger of Bolder BioPATH.
•	On May 27, 2021, announced the purchase of St. Louis facility and plans to expand its capacity.
•

On June 7, 2021, announced that the company joined the broad-market Russell 3000® Index and Russell 2000® Index at the conclusion of the 2021 Russell indexes annual reconstitution, effective after the U.S. markets opened on June 28, 2021.

•	On June 28, 2021, announced hiring Nikki Jackson and broadening of pathology services to include medical device pathology.

Subsequent Events

•

On July 12, 2021, announced the acquisition of assets from MilliporeSigma’s BioReliance® portfolio to expand genetic toxicology offering and hiring of Gopala Krishna, PhD, to build and lead the genetic toxicology business.

•

On July 15, 2021, announced the acquisition of laboratory instrumentation to accelerate the startup and development of laboratory services pursuing cell and gene therapy as well as traditional biotherapeutics and immunotherapies.

•

On August 2, 2021, announced the acquisition of Gateway Pharmacology Laboratories for increased drug metabolism & pharmacokinetics (DMPK) technology and capability, as well as a new cell and molecular biology suite capable of delivering in vitro solutions in pharmacology and toxicology early in drug discovery.

•	Received notice that the PPP loan was forgiven for $4.9 million.

Robert Leasure, Jr., the Company's President and Chief Executive Officer, commented, “We have made significant progress in our strategy to amass the critical building blocks for serving our predominantly emerging biopharma client base across the entire drug discovery and preclinical development continuum.  Our strategy consists of (1) the expansion of existing operations and services, (2) the startup of new services, and (3) the acquisition of strategic assets. Our recent acquisitions of HistoTox Labs and Bolder BioPATH have been performing ahead of our expectations and now comprise our Boulder, Colorado operations. We also acquired Missouri-based Gateway Pharmacology Laboratories, which enhances our expertise in cardiovascular and renal pharmacology studies.  In May 2021, we purchased the St. Louis facility and commenced the location’s expansion, which is expected to add 20,000 square feet of capacity in the second quarter of fiscal 2022. We announced the start up of multiple new services and added assets and personnel to those services. We purchased key genetic toxicology assets from MilliporeSigma’s BioReliance® portfolio, which will help accelerate the stat up of our genetic toxicology business. We acquired modern cell and molecular biology instrumentation from a Tennessee-based laboratory that ceased operations in order to accelerate the startup of our biotherapeutics business, and we recently announced the hiring of a leader to build our device histology and pathology business.  We also have continued to make other strategic investments in G&A, including in our people, infrastructure, systems, and services.”

Mr. Leasure concluded, “Reported earnings this quarter were impacted by our strategic investments in internal startup costs, acquisition-related expenses, and recruiting and retention-related expenses. We believe the investments we are making today will augment future growth and deliver higher operating margins and improved service for our clients over time. Looking ahead, we see tremendous cross-selling opportunities across our integrated services and will continue to strive to deliver superior client experiences.  Our optimism for continued strong near-term growth is reinforced by our recent acquisitions and current expansion plans and new services, combined with our quarter-end backlog of $62.0 million.”

Q3 FY 2021 Review

Revenue increased 45.2% to $22.9 million, compared with $15.8 million in Q3 FY 2020 which was primarily driven by our service segment. Service segment revenue for Q3 FY 2021 increased 47.6% to $21.9 million, from $14.9 million in the prior year period. The increase in Service revenue was due to internal growth year over year as well as two months of revenue from the acquisitions of HistoTox Labs and Bolder BioPATH in Q3 FY 2021.

Cost of Service revenue as a percentage of Service revenue decreased to 67.1% in Q3 FY 2021, from 68.1% in the prior year period, reflecting greater utilization of recently expanded capacity.

Product segment revenue increased 6.0% to $1.0 million in Q3 FY 2021, from $0.9 million in the prior year period.

Cost of Product revenue as a percentage of Product revenue decreased to 56.3% in Q3 FY 2021 from 64.4% in the prior year period, due to expense reductions implemented in the last half of FY 2020 and improved margins on existing sales.

Operating expenses increased by 68.7%, or $3.8 million, as the Company continued to build the infrastructure for growth, which included additional headcount, recruiting, relocation expense, sales commissions, non-cash stock compensation expense, costs associated with acquisitions and investments in building out new service offerings. Additionally, there was an increase in selling expenses due to an increase in travel cost as our sales and marketing teams have traveled more as the COVID-19 pandemic eases and an increase in commissions due to higher sales awards. During Q3 FY 2021, we began investing in additional service offerings that we brought in house such as laboratory solutions, medical device pathology, biotherapeutics and genetic toxicology.

The Company believes that unallocated corporate G&A as a percent of revenue will decline over the long-term as it continues to scale and grow its business.  The Company’s long-term objective is for unallocated corporate G&A to reach between 6% and 8% of revenue.

Net loss in Q3 FY 2021 totaled $2.3 million, or $(0.15) per diluted share, compared to a net loss of $0.9 million, or $(0.08) per diluted share in Q3 FY 2020.

Adjusted EBITDA increased to $2.2 million in Q3 FY 2021, compared to $894,000 in Q3 FY 2020.

9M FY 2021 Review

Total revenue increased 33.2% to $59.5 million in 9M FY 2021, from $44.7 million in the prior year period which was driven primarily by our Service segment.  Service segment revenue for 9M FY 2021 increased 34.8% to $56.9 million, from $42.2 million in the prior year period. The majority of the increase in revenue was due to internal growth, augmented by $4.3 million of incremental revenue from two months of revenue from the acquisitions of HistoTox Labs and Bolder BioPATH in Q3 FY 2021.

Cost of Service revenue as a percentage of Service revenue decreased to 67.2% in 9M FY 2021, from 69.0% in the prior year period. The reduction in Cost of Service revenue as a percentage of Service revenue is due primarily to improved operating leverage and the greater utilization of recently expanded capacity.

Product segment revenue increased 6.4% to $2.7 million in 9M FY 2021, from $2.5 million in the prior year period, reflecting higher sales of analytical instruments, partially offset by a decrease in Culex in-vivo sampling systems and other instruments.

Cost of Product revenue as a percentage of Product revenue in 9M FY 2021 decreased to 55.3%, from 68.9% in the prior year period, due to expense reductions implemented in the last half of FY 2020 and improved margins on existing sales.

Operating expenses in 9M FY 2021 increased year over year by 42.0%, or $6.5 million, as the Company continued to build the infrastructure for anticipated growth, which included additional headcount, recruiting, relocation expense, sales commissions, non-cash stock compensation expense, costs associated with acquisitions and investments in business development to build out new service offerings. For the 9M FY 2021, we began investing in additional service offerings such as software solutions and human resources to support existing internal expertise in the area of SEND (Standard for the Exchange of Nonclinical Data) data management and delivery investments in SEND reporting, safety pharmacology, clinical pathology, medical device pathology, biotherapeutics and genetic toxicology.

Net loss for 9M FY 2021 totaled $3.4 million, or $(0.27) per diluted share, compared to a net loss of $2.9 million, or $(0.27) per diluted share, in the prior year period.

Adjusted EBITDA increased to $5.0 million for 9M FY 2021, compared to $2.6 million for 9M FY 2020.

Cash Provided by Operating Activities and Financial Condition

As of June 30, 2021, the Company had $24.7 million in cash and cash equivalents, a $0 balance and $5.0 million of availability on its general line of credit, and a $0.9 million balance on a $3.0 million equipment loan that is available until April 30, 2022.

In April 2021, the Company completed a public offering of 3,044,117 common shares. The net proceeds after deducting the underwriting discount and offering expenses payable by the Company were approximately $49.0 million. A portion of the proceeds was used in April 2021 to close the acquisitions of HistoTox Labs and Bolder BioPATH.

Cash provided by operating activities was $8.0 million for 9M FY 2021, compared to $1.6 million in 9M FY 2020. For the nine months ended June 30, 2021, cash from operations, cash on hand, $1.3 million from an equipment line of credit and borrowings on a term loan of $2.1 million together funded capital expenditures of $8.4 million for the investment in laboratory equipment to increase capacity at all locations, facility improvements at the Fort Collins location and the purchase of our St. Louis facility.

Conference Call

Management will host a conference call on Wednesday, August 11, 2021, at 4:30 pm ET to discuss third quarter reported results for fiscal year 2021.

Interested parties may participate in the call by dialing:

•(877) 407-9753 (Domestic)

•(201) 493-6739 (International)

The live conference call webcast also will be accessible in the Investors section of the Company’s website, and directly via the following link:

https://78449.themediaframe.com/dataconf/productusers/bas2/mediaframe/46120/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investors section of Inotiv’s web site at: https://www.inotivco.com/investors/investor-information/.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP), including Adjusted EBITDA for the three and nine months ended June 30, 2021 and 2020 and selected business segment information for those periods. Adjusted EBITDA as reported herein refers to a financial performance measure that excludes from net income (loss) income statement line items interest expense and income taxes (benefit) expense, as well as non-cash charges for depreciation and amortization, stock option (benefit) expense, United Kingdom lease liability reversal benefit, non-recurring acquisition and integration costs and other non-recurring third-party costs, such as recruiting costs, consulting fees related to the adoption of two accounting standards, and expenses for rebranding and new website launch.  The adjusted business segment information excludes from operating income and unallocated corporate G&A these same expenses.

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About the Company

Inotiv, Inc. is a leading contract research organization specializing in nonclinical and analytical drug discovery and development services. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com  for more information about the Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our services and products, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

INOTIV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Service revenue	$21,924	$14,852	$56,858	$42,185
Product revenue	968	913	2,671	2,510
Total revenue	22,892	15,765	59,529	44,695

Cost of service revenue	14,701	10,113	38,204	29,119
Cost of product revenue	545	588	1,477	1,730
Total cost of revenue	15,246	10,701	39,681	30,849
Gross profit	7,646	5,064	19,848	13,846
Operating expenses:
Selling	950	692	2,343	2,672
Research and development	107	105	290	429
General and administrative	7,813	4,624	18,584	12,205
Start-up	479	120	841	232
Total operating expenses	9,349	5,541	22,058	15,538
Operating loss	(1,703)	(477)	(2,210)	(1,692)
Interest expense	(449)	(382)	(1,163)	(1,085)
Other income	1	1	180	13
Net loss before income taxes	(2,151)	(858)	(3,193)	(2,764)
Income tax expense	114	21	161	129
Net loss	$(2,265)	$(879)	$(3,354)	$(2,893)

Basic net loss per share	$(0.15)	$(0.08)	$(0.27)	$(0.27)
Diluted net loss per share	$(0.15)	$(0.08)	$(0.27)	$(0.27)

Weighted common shares outstanding:
Basic	14,656	10,910	12,274	10,807
Diluted	14,656	10,910	12,274	10,807

Note – Certain prior quarter and year to date amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

INOTIV, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30,	September 30,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,660	$1,406
Accounts receivable
Trade, net of allowance of $500 at March 31, 2021 and $561 at September 30, 2020	15,487	8,681
Unbilled revenues and other	4,472	2,142
Inventories, net	977	700
Prepaid expenses	2,466	2,371
Total current assets	48,062	15,300
Property and equipment, net	44,678	28,729
Operating lease right-of use-assets, net	8,695	4,001
Finance lease right-to use assets, net	66	4,778
Goodwill	45,750	4,368
Other intangible assets, net	24,336	4,261
Lease rent receivable	106	75
Other assets	180	81
Total assets	$171,873	$61,593
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,724	$3,196
Restructuring liability	—	168
Accrued expenses	4,741	2,688
Customer advances	19,969	11,392
Capex line of credit	931	2,613
Current portion on long-term operating lease	1,916	866
Current portion of long-term finance lease	29	4,728
Current portion of long-term debt	14,752	5,991
Total current liabilities	47,062	31,642
Long-term operating leases, net	6,884	3,344
Long-term finance leases, net	39	44
Long-term debt, less current portion, net of debt issuance costs	28,700	18,826
Deferred tax liabilities	294	141
Total liabilities	82,979	53,997
Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
No Series A shares at June 30, 2021 and 25 Series A shares at September 30, 2020 issued and outstanding at $1,000 stated value	—	25
Common shares, no par value:
Authorized 19,000,000 shares; 15,866,655 issued and outstanding at June 30, 2021 and 10,977,675 at September 30, 2020	3,928	2,706
Additional paid-in capital	110,230	26,775
Accumulated deficit	(25,264)	(21,910)
Total shareholders’ equity	88,894	7,596
Total liabilities and shareholders’ equity	$171,873	$61,593

INOTIV, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
GAAP Net income (loss)	$(2,265)	$(879)	$(3,354)	$(2,893)
Add back (a):
Interest expense	$449	$382	$1,163	$1,085
Income taxes (benefit) expense	$114	$21	$161	$129
Depreciation and amortization	$1,958	$1,074	$4,184	$2,747
Stock option expense	$580	$176	$1,040	$380
United Kingdom lease liability reversal benefit (1)	$—	$(79)	$(179)	$(208)
Acquisition and integration costs (2)(3)	$899	$—	$1,128	$339
Start up costs	$479	$120	$841	$232
Other non-recurring, third-party costs	—	$79	—	$782
Adjusted EBITDA (b)	$2,214	$894	$4,984	$2,593

(a)	Adjustments to certain GAAP reported measures for the three and nine months ended June 30, 2021 and 2020 include, but are not limited to, the following:
(1)	We benefited from the initial reduction in our United Kingdom lease liability for a portion of the reserve for lease related liabilities that were no longer owed due to the statute of limitations.
(2)

For the three and nine months ended June 30, 2021, charges for legal services, accounting services, travel, and other related activities in connection with the acquisitions of HistoTox Labs and Bolder BioPATH.

(3)	For the nine months ended June 30, 2020, charges for legal services, accounting services, travel, and other related activities in connection with the acquisitions of HistoTox Labs and Bolder BioPATH.

(b)

Adjusted EBITDA - Earnings before interest expense, income taxes (benefit) expense, depreciation and amortization, stock option expense, United Kingdom lease liability reversal benefit and foreign currency impact on liability, non-recurring acquisition and integration costs, start up costs and other non-recurring third-party costs.

RECONCILIATION OF GAAP TO NON-GAAP SELECTED BUSINESS SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2021		June 30, 2021
	2021	2020	2021	2020
Services
Revenue	21,923	14,852	56,858	42,185
Operating income	3,035	2,445	9,024	6,393
Operating income as a % of total revenue	13.3%	15.5%	15.2%	14.3%
Add back (c):
Depreciation and amortization	1,720	832	3,465	2,176
Stock option expense	—	—	—	(17)
United Kingdom lease liability reversal benefit (4)	—	—	—	—
Acquisition and integration costs (5)(6)	—	—	—	—
Start up costs	479	120	841	232
Other non-recurring, third party costs	—	79	—	782
Total non-GAAP adjustments to operating income	2,199	1,031	4,306	3,173
Non-GAAP operating income (d)	5,234	3,476	13,330	9,566
Non-GAAP operating income as a % of total revenue	22.9%	22.0%	22.4%	21.4%

Products
Revenue	969	913	2,671	2,510
Operating income/(loss)	61	24	202	(447)
Operating income/(loss) as a % of total revenue	0.3%	0.2%	0.3%	-1.0%
Add back (c):
Depreciation and amortization	7	7	26	19
Stock option expense	—	—	—	—
United Kingdom lease liability reversal benefit	—	—	—	—
Acquisition and integration costs (5)(6)	—	—	—	—
Start up costs	—	—	—	—
Other non-recurring, third party costs	—	—	—	—
Total non-GAAP adjustments to operating income/(loss)	7	7	26	19
Non-GAAP operating income/(loss) (d)	68	31	228	(428)
Non-GAAP operating income/(loss) as a % of total revenue	0.3%	0.2%	0.4%	-1.0%

Unallocated Corporate G&A	(4,799)	(2,946)	(11,436)	(7,638)
Unallocated corporate G&A as a % of total revenue	-21.0%	-18.7%	-19.2%	-17.1%
Add back (c):
Depreciation and amortization	231	235	693	552
Stock option expense	580	176	1,040	397
United Kingdom lease liability reversal benefit	—	(79)	(179)	(208)
Acquisition and integration costs (5)(6)	899	—	1,128	339
Start up costs	—	—	—	—
Other non-recurring, third party costs	—	—	—	—
Total non-GAAP adjustments to unallocated corporate G&A	1,710	332	2,682	1,080
Non-GAAP unallocated corporate G&A	(3,089)	(2,614)	(8,754)	(6,558)
Non-GAAP unallocated corporate G&A as a % of total revenue	-13.5%	-16.6%	-14.7%	-14.7%

Total
Revenue	22,892	15,765	59,529	44,695
Operating (loss)	(1,703)	(477)	(2,210)	(1,692)
Operating (loss) as a % of total revenue	-7.4%	-3.0%	-3.7%	-3.8%
Add back (c):
Depreciation and amortization	1,958	1,074	4,184	2,747
Stock option expense	580	176	1,040	380
United Kingdom lease liability reversal benefit (4)	—	(79)	(179)	(208)
Acquisition and integration costs (5)(6)	899	—	1,128	339
Start up costs	479	120	841	232
Other non-recurring, third party costs	—	79	—	782
Total non-GAAP adjustments to operating (loss)	3,916	1,370	7,014	4,272
Non-GAAP operating income (d)	2,213	893	4,804	2,580
Non-GAAP operating income as a % of total revenue	10%	6%	8%	6%

(c)	Adjustments to certain GAAP reported measures for the three and nine months ended June 30, 2021 and 2020 include, but are not limited to, the following:
(4)	We benefited from the initial reduction in our United Kingdom lease liability for a portion of the reserve for lease related liabilities that were no longer owed due to the statute of limitations.
(5)

For the three and nine months ended June 30, 2021, charges for legal services, accounting services, travel, and other related activities in connection with the acquisitions of HistoTox Labs and Bolder BioPATH.

(6)	For the nine months ended June 30, 2020, charges for legal services, accounting services, travel, and other related activities in connection with the acquisitions of HistoTox Labs and Bolder BioPATH.

(d)

Adjusted operating income – Operating income before depreciation and amortization, stock option expense, United Kingdom lease liability reversal benefit and foreign currency impact on liability, non-recurring acquisition and integration costs, start up costs and other non-recurring third-party costs.